Exhibit 99.1

FOR IMMEDIATE RELEASE NYSE American – REI

RING ENERGY INCREASES SALES GUIDANCE AND ANNOUNCES DEBT REDUCTION RESULTS FOR SECOND QUARTER 2024

~ Reaffirms Borrowing Base at $600 Million

The Woodlands, TX – July 8, 2024 – Ring Energy, Inc. (NYSE American: REI) (“Ring” or the “Company”) today updated second quarter of 2024 sales guidance and end-of-period debt, and announced reaffirmation of the $600 million borrowing base.

Key Highlights

•Increases second quarter 2024 sales guidance range above its high end of prior guidance for both barrels of oil per day (“Bopd”) and barrels of oil equivalent per day (“Boepd”).

◦New Oil Sales Guidance: 13,500 to 13,700 Bopd compared to prior guidance of 13,000 to 13,400 Bopd;

◦New Boepd Sales Guidance: 19,500 to 19,700 Boepd versus guidance of 18,500 to 19,100 Boepd;

•Reduced debt by $15 million during second quarter 2024;

◦Driving further debt reduction was sales volumes outperformance, continued capital and technical efficiency in Ring’s drilling program, and benefits from the Company’s ongoing cost structure enhancement initiatives;

◦Ended the period with $407 million of outstanding borrowings, reflecting a paydown of $48 million since closing the Founders Acquisition in August 2023;

•Reaffirmed the $600 million borrowing base under Ring’s $1.0 billion senior revolving credit facility (the “Credit Facility”) during the second quarter of 2024;

◦No changes to the terms under the Credit Facility, with next regularly scheduled bank redetermination for the Company to occur during the fall of 2024; and
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◦Exited the second quarter with $193 million of borrowing availability under the Credit facility.

Mr. Paul D. McKinney, Chairman of the Board and Chief Executive Officer, commented, “The second quarter represents another period of strong performance on multiple key fronts for the Company. Contributing to the increased sales volumes that exceeded expectations was the success of our ongoing 2024 capital program and our continued focus on improving efficiencies of our base production. As discussed previously, we are utilizing a phased versus continuous drilling program seeking to maximize free cash flow on a quarterly basis. The ongoing capital program and improvements of our production operations are helping us deliver strong financial returns and maximize adjusted free cash flow generation that we intend to apply towards reducing debt. We paid down $15 million during this year’s second quarter and plan to reduce debt meaningfully in the remaining quarters of this year, subject to oil prices remaining at current levels. We also look forward to releasing our full second quarter results early next month and revised guidance for the rest of the year that reflects the outperformance during the first two quarters. We thank our team for their steadfast efforts leading to our success and appreciate the continued support of our stockholders.”

About Ring Energy, Inc.
Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations focused on the development of its Permian Basin assets. For additional information, please visit www.ringenergy.com.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitation, statements with respect to the Company’s strategy and prospects. The forward-looking statements include statements about Ring’s expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the Company, and plans and objectives of management for future operations. Forward-looking statements are based on current expectations and assumptions and analyses made by Ring and its management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: declines in oil, natural gas liquids or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities particularly in the winter; the timing of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base and interest rates under the Company’s credit facility; Ring’s ability to generate sufficient cash flows from operations to meet the internally funded portion of its capital expenditures budget; the impacts of hedging on results of operations; Ring’s ability to replace oil and natural gas reserves; and, the Company’s ability to attract and retain competent employees. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2023, and its other filings. Ring undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

Contact Information
Al Petrie Advisors
Al Petrie, Senior Partner
Phone: 281-975-2146
Email: apetrie@ringenergy.com
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